Exhibit 10.1

SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS  SECOND  AMENDMENT  TO  REVOLVING  CREDIT  AGREEMENT  (the “Amendment”) is entered into by and between HEALTHSTREAM, INC., a Tennessee corporation (the “Borrower”), and SUNTRUST BANK, a Georgia banking corporation, in its capacity as Administrative Agent, as the Issuing Bank, as the Swingline Lender, and as a Lender (the “Administrative Agent”), dated this 31st day of December, 2018.

RECITALS:

A.     Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender, and SunTrust Bank (as a Lender) previously entered into that certain Revolving Credit Agreement dated November 24, 2014, as amended by that certain First Amendment to Revolving Credit Agreement dated November 13, 2017 (the “Credit Agreement”). Capitalized terms used in this Amendment but not otherwise defined in this Amendment shall have the meanings set forth in the Credit Agreement.

B.     For the period ending September 30, 2018, Borrower exceeded the investment limitations set forth in Section 7.4(h) of the Credit Agreement (the “Investment Default”).

C.     The Borrower has requested that Administrative Agent waive the Investment Default.

D.     The parties hereto wish to amend certain terms of the Credit Agreement.

E.     The Administrative Agent is willing to waive the Investment Default, on a limited basis, and to enter into this Amendment on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Borrower and the Administrative Agent agree as follows:

1.     The definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Permitted Acquisition” means an Acquisition of an entity (“Target”) that occurs when all of the following conditions have been satisfied: (a) after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing and all representations and warranties in this Credit Agreement or any other Loan Documents shall continue to be true and correct in all material respects, except for those made as of a particular date; (b) at least fifteen (15) days prior to completion of such Acquisition, Borrower shall have delivered written notice to Administrative Agent, which notice shall provide general details about the Acquisition and shall include a pro forma “post- acquisition” calculation of the financial covenants set forth in Article VI demonstrating that after giving effect to such Acquisition, Borrower will not be within 0.25x of the financial covenant limitations; (c) in the event that the aggregate consideration payable in connection with such Acquisition (including cash, equity and Indebtedness or liabilities incurred or assumed and all transaction costs) will exceed $30,000,000, then at least ten (10) days prior to the completion of such Acquisition, Borrower shall deliver to Administrative Agent copies of the Acquisition agreement and other material documents pertaining to such Acquisition which shall be in form and substance reasonably satisfactory to the Administrative Agent, provided, however, that so long as Borrower has satisfied the Additional Acquisition Conditions with respect to such Acquisition, then no such delivery of Acquisition agreement and other material documents shall be required; (d) such Acquisition is consensual and is approved by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired; (e) the Person or assets being acquired are in substantially the same type of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related thereto; (f) such Acquisition is consummated in material compliance with all requirements of law, and those consents and approvals from any governmental authority or other Person required in connection with such Acquisition have been obtained; (g) the Person or assets being acquired shall have positive EBITDA (calculated in a manner substantially similar to “Consolidated EBITDA” to the extent the provisions of such definition are relevant) for the 12-month period ending on the date of such Acquisition, as determined based upon financial statements for the most recent completed fiscal year and the most recent interim financial period completed within 45 days prior to the date of consummation of such Acquisition; provided, however, that notwithstanding the foregoing, the Borrower shall be permitted to consummate two (2) Acquisitions of a Person or assets having negative EBITDA (calculated in the manner and for the period specified above); provided that, in each case, the negative EBITDA of such Person or assets being acquired in any single Acquisition is not greater than (-$2,000,000); (h) before and after giving effect to such Acquisition and any indebtedness incurred in connection therewith, Borrower and its Subsidiaries are solvent; (i) any Subsidiary of Borrower formed or acquired in connection with such Acquisition shall have executed and delivered a guaranty of the obligations under this Credit Agreement and other Loan Documents provided customary authorizations and opinions in that regard; and (j) the Borrower has delivered to the Administrative Agent a certificate executed by a responsible officer certifying that each of the conditions set forth above has been satisfied.

2.     The definition of “Revolving Commitment Termination Date” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Revolving Commitment Termination Date” shall mean the earliest of (i) November 24, 2020, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

3.     Section 1.1 of the Credit Agreement is hereby amended to include the following new definition, to read as follows:

“Additional Acquisition Conditions” means, as of any date of determination with respect to a prospective Acquisition, that (a) after consummation of such Acquisition, the Borrower’s pro forma Leverage Ratio shall be 2.50:1.00 or less and Borrower shall otherwise be in compliance with the covenants required by Article VI; and (b) after consummation of such Acquisition, Borrower would have and does have a minimum liquidity of $50,000,000.00, as reflected in an aggregate of (i) Borrower’s cash-on-hand and (ii) the Revolving Commitment less the aggregate Revolving Credit Exposure for all Lenders; and (c) a Responsible Officer of Borrower shall have provided Administrative Agent with a written certification that the foregoing conditions have been satisfied.

4.     Section 7.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 7.4   Investments, Loans. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)     Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 of the Disclosure Letter (including Investments in Subsidiaries);

(b)     Permitted Investments;

(c)     Guarantees by the Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in subsection (d) of this Section;

(d)     Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided that the aggregate amount of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $1,000,000.00 at any time outstanding;

(e)     loans or advances to employees, officers or directors of the Borrower or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $1,000,000.00 at any time outstanding;

(f)     Hedging Transactions permitted by Section 7.10;

(g)     Permitted Acquisitions; and

(h)     Investments in Persons that are not Subsidiaries which in the aggregate do not exceed $10,000,000 at any time, provided, however, that all Investments made on or before December 31, 2018 and disclosed to Lender in writing, up to a maximum of $4,000,000.00, shall be excluded from the calculation of aggregate Investments in Persons that are not Subsidiaries under this subsection 7.4(h); and

(i)     other Investments which in the aggregate do not exceed $1,000,000.00 in any Fiscal Year.

5.     Section 7.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 7.5. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)     dividends payable by the Borrower solely in interests of any class of its common equity;

(ii)     Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries of the Borrower;

(iii)     dividends, stock repurchases, and redemptions paid on the common equity of the Borrower; provided that: (a) no Default or Event of Default shall have occurred and be continuing at the time such dividend or distribution is paid or would occur as a result of such payment; (b) the aggregate amount of all such Restricted Payments made by the Borrower during the effectiveness of this Agreement does not exceed $50,000,000.00; (c) after giving effect to any such Restricted Payments, the Borrower’s pro forma Leverage Ratio shall be 1.50:1.00 or less and Borrower shall otherwise be in compliance with the covenants required by Article VI; (d) after giving effect to any such Restricted Payments, Borrower would have and does have a minimum liquidity of $30,000,000.00, as reflected in an aggregate of: (i) Borrower’s cash-on-hand, and (ii) the Revolving Commitment less the aggregate Revolving Credit Exposure for all Lenders; and (e) a Responsible Officer of Borrower shall have provided Administrative Agent with a written certification that the foregoing conditions have been satisfied; and

(iv)     that certain special cash dividend payable April 3, 2018 in an amount not to exceed $33,000,000.00 issued in connection with the sale of certain of Borrower’s assets to Press Ganey Associates, Inc. (the “PGI Sale Dividend”), which PGI Sale Dividend shall be excluded from the calculation of aggregate Restricted Payments set forth in subsection (iii)(b) above.

6.     The Credit Agreement is not amended in any other respect.

7.     Notwithstanding the terms of Section 7.4(h) of the Credit Agreement, the Administrative Agent waives the Investment Default. This limited waiver only relates to the reporting period ending September 30, 2018.  Nothing contained herein shall be construed as a waiver or release of any other term or obligation of Borrower or any other party under the Credit Agreement. This limited waiver does not represent an agreement by Administrative Agent to grant any further waiver of this or any other term or obligation of Borrower or any other party under the Credit Agreement.

8.     This Amendment is intended to be performed in accordance with and to the extent permitted by all applicable laws, ordinances, rules and regulations. If any provision of this Amendment, or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Amendment and the application of such provision to other persons or circumstances, shall not be affected thereby but rather shall be enforced to the fullest extent permitted by law. This Amendment may be executed in more than one counterpart, all of which, taken together, shall constitute one and the same instrument. The executed Amendment may be sent via e-mail, via PDF or via facsimile. Facsimile or electronic signatures shall be deemed valid and binding to the same extent as an original signature.

[Remainder of page left blank. Signature pages follow.]

[COUNTERPART SIGNATURE PAGE TO SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT]

ENTERED INTO as of the date first above written.

HEALTHSTREAM, INC.

By:	/s/ Gerard M. Hayden, Jr.
Name:	Gerard M. Hayden, Jr.
Title:	Chief Financial Officer and Senior Vice President

STATE OF TENNESSEE	)
)
COUNTY OF DAVIDSON	)

Before me, Tara D. Martin, a Notary Public of said County and State, personally appeared Gerard M. Hayden, Jr., with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be Chief Financial Officer and Senior Vice President (or other officer authorized to execute the instrument) of HEALTHSTREAM, INC., a Tennessee corporation, the within named bargainor, a corporation, and that he as such Chief Financial Officer and Senior Vice President executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Chief Financial Officer and Senior Vice President.

2018.

Witness my hand and official seal, at Office in Nashville, this 31st day of December,

/s/ Tara D. Martin
Notary Public

My Commission Expires: January 8, 2019

[COUNTERPART SIGNATURE PAGE TO SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT]

SUNTRUST BANK
as the Administrative Agent, as the Issuing Bank, as
the Swingline Lender, and as a Lender

By:	/s/ Locksley Randle

Name:	Locksley Randle

Title:	Vice President